EXHIBIT 5.1

OPINION OF

BAKER & HOSTETLER LLP
200 Civic Center Drive
Suite 1200
Columbus, Ohio 43215

January 9, 2026

Greif, Inc.
425 Winter Road
Delaware, Ohio 43015

Ladies and Gentlemen:

We have acted as counsel to Greif, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, to register 200,000 additional shares of the Registrant’s Class A Common Stock, without par value (the “Class A Common Stock”), issuable pursuant to the Amended and Restated Outside Directors Equity Award Plan (the “Amended and Restated Directors Plan”), approved by the stockholders at the Company’s annual meeting on February 28, 2023, which amends and restates the 2005 Outside Directors Equity Award Plan (collectively, the “Shares”).

In connection therewith, we have examined the Company’s Certificate of Incorporation and By-Laws, each as in effect on the date hereof, and the records, as exhibited to us, of the corporate proceedings of the Company; copies of the Amended and Restated Plan; and such other documents and records, including a certificate from the Secretary of the Company, as we have considered necessary for purposes of this opinion. In rendering this opinion, we have assumed the genuineness, without independent investigation, of all signatures on all documents examined by us, the conformity to original documents of all documents submitted to us as certified or facsimile copies, and the authenticity of all such documents.

Based upon the foregoing, we are of the opinion that the Shares, when sold and paid for in the manner contemplated by the Amended and Restated Directors Plan, will have been validly issued and will be fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Baker & Hostetler LLP
BAKER & HOSTETLER LLP